EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4235
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

Alfacell Receives NASDAQ Non-Compliance Notification

SOMERSET, N.J., July 18, 2008 – Alfacell Corporation (NASDAQ: ACEL) today announced that it received a non-compliance notice from The NASDAQ Stock Market ("NASDAQ") on July 14, 2008 stating that for the last 30 consecutive business days the bid price of the company's common stock has closed below $1.00 per share, which is the minimum bid price required for continued inclusion on the NASDAQ Capital Market by Marketplace Rule 4310(c)(4).

The July 14, 2008 letter indicates that, in accordance with Marketplace Rule 4310(c)(8)(D), the company will be provided with a grace period of 180 calendar days, or until January 12, 2009, to regain compliance with the $1.00 per share minimum bid price requirement. NASDAQ staff may determine that the company has regained compliance with Marketplace Rule 4310(c)(4) if at any time before January 12, 2009, the bid price of the company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

In the event Alfacell does not regain compliance with the minimum bid price rule by January 12, 2009, NASDAQ will determine if the company meets The NASDAQ Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement. At that time, if the company meets the initial listing criteria, NASDAQ will notify the company that it has been granted an additional 180 calendar day compliance period. If the company is not eligible for an additional compliance period, NASDAQ will provide written notification that the company’s securities will be delisted. Alfacell may appeal the delisting determination by NASDAQ’s staff to a Listing Qualification Panel.

As disclosed in the company’s press release on June 26, 2008, the company also received a non-compliance notice from NASDAQ on June 25, 2008 stating that the company has failed to comply with the $35 million minimum market value requirement under Marketplace Rule 4310(c)(3)(B), the $2.5 million minimum stockholders’ equity requirement under Marketplace Rule 4310(c)(3)(A) and the requirement for a minimum net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years set forth in Marketplace Rule 4310(c)(3)(C). For continued listing on The NASDAQ Capital Market, the company must comply with, among other requirements, at least one of the above three alternative listing standards and the minimum bid price requirement. The 180 day grace period mentioned above relates exclusively to the bid price deficiency. The company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement.

The company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. Alfacell has completed Phase III clinical trials of ONCONASE in unresectable malignant mesothelioma and, in addition to ongoing efforts to complete the related rolling New Drug Application, Alfacell is currently planning for Phase II clinical trials in other oncology indications. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty whether the clinical trial results will allow the company to complete submission of a New Drug Application and if a New Drug Application submission is completed, uncertainty whether FDA will file or approve such application, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials or differences of opinion in interpreting the results of clinical trials, the company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, the company’s ability to timely regain its compliance with NASDAQ continued listing standards and maintain such compliance, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.